Exhibit 4.4

Pogo Producing Company LLC
(as successor to Pogo Producing Company)

as the Company

and

The Bank of New York Trust Company, N.A.

as Trustee

Second Supplemental Indenture

Dated as of November 20, 2007

_________________

7.875% Senior Subordinated Notes due 2013

Supplementing the Indenture dated as of June 6, 2006, by and between Pogo Producing Company, as the Company, and The Bank of New York Trust Company, N.A., as Trustee.

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 20, 2007, by and between POGO PRODUCING COMPANY LLC, a Delaware limited liability company formerly known as PXP Acquisition LLC (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee (the “Trustee”), under the Indenture dated as of June 6, 2006 between Pogo Producing Company, a Delaware corporation and predecessor to the Company (“Pogo”), and the Trustee, as supplemented by a first Supplemental Indenture dated as of November 6, 2007 (as so supplemented, the “Indenture”).  Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, Pogo issued its 7.875% Senior Subordinated Notes due 2013 (the “Notes”) pursuant to the Indenture;

WHEREAS, Pogo merged (the “Merger”) with and into the Company on November 6, 2007, with the Company continuing as the surviving entity, pursuant to an Agreement and Plan of Merger dated July 17, 2007 by and among Plains Exploration & Production Company, a Delaware corporation, the Company and Pogo;

WHEREAS, prior to the effective time of the Merger, Pogo offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, Pogo requested that Holders of the Notes deliver their consents with respect to the deletion and/or amendment of certain provisions of the Indenture;

WHEREAS, as successor to Pogo, the Company has assumed Pogo’s rights and obligations with respect to the Tender Offer;

WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may amend the Indenture or the Notes with the written consent of the Holders of a majority in outstanding principal amount of the Notes (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, the Notes);

WHEREAS, the Holders of a majority of the outstanding principal amount of the Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with Section 9.2 of the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee the Officers’ Certificate and the Opinion of Counsel described in Section 9.6 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01	Amendments.

(a)           Subject to Section 2.01 hereof, Section 4.2 of the Indenture is hereby amended and restated to read, in its entirety, as follows:

Section 4.2	Compliance with TIA Section 314(a)

The Company shall at all times comply with TIA Section 314(a).

(b)           Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.3, 4.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.18, 4.19(b), 4.20, 4.21, 4.22 and 4.23 of the Indenture and the second sentence of Section 7.7(c) of the Indenture.

(c)           Subject to Section 2.01 hereof, Article V of the Indenture is hereby amended and restated to read, in its entirety, as follows:

ARTICLE V

SUCCESSOR COMPANY

Section 5.1	Merger and Consolidation

The Company will not consolidate with or merge with or into, or sell, convey, assign, transfer or otherwise dispose of all or substantially all its properties and assets to, any Person, unless the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture and will expressly assume all of the obligations of the Company under any Registration Rights Agreement then in effect.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture.

(d)           Subject to Section 2.01 hereof, Sections 6.1 and 6.2 of the Indenture are hereby amended and restated to read, in their respective entireties, as follows:

Section 6.1	Events of Default

Each of the following is an “Event of Default”:

(1)           default in any payment of interest on any Security when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under Article X;

(2)           default in the payment of principal of or premium, if any, on any Security when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under Article X;

(3)           failure by the Company to comply for 30 days after notice with any of its obligations under Article IV above (other than a failure to purchase Securities which will constitute an Event of Default under clause (2) of this Section 6.1); or

(4)           failure by the Company to comply for 60 days after notice with any of its other agreements contained in this Indenture.

However, a Default under clauses (3) and (4) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (3) and (4) of this Section 6.1 after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

Section 6.2	Acceleration of Maturity; Rescission and Annulment

If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of premium, if any, and accrued and unpaid interest, if any, on all the Securities to be due and payable.  Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.  The Holders of a majority in principal amount of the outstanding Securities by notice to the Trustee may, on behalf of the Holders of all the Securities, rescind any such acceleration with respect to the Securities and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of premium, if any, and interest on the Securities that have become due solely by such declaration of acceleration, have been cured or waived.

(e)           Subject to Section 2.01 hereof, Sections 8.1 and 8.2 of the Indenture are hereby amended and restated to read, in their respective entireties, as follows:

Section 8.1	Discharge of Liability on Securities; Defeasance

(a)           Subject to Section 8.1(c), when (i)(x) the Company delivers to the Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.7) for cancellation or (y) all outstanding Securities not theretofore delivered for cancellation have become due and payable, whether at their Stated Maturity or upon redemption, or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company and the Company irrevocably deposits or causes to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders money in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of their Stated Maturity or redemption, (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; (iii) the Company has paid or caused to be paid (or has deposited or caused to be deposited with the Trustee trust funds pursuant to clause (i) above with respect to the payment of) all sums payable by it under this Indenture and the Securities; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Securities at maturity or the Redemption Date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company (accompanied by an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Company.

(b)           Subject to Section 8.1(c) and Section 8.2, the Company at any time may terminate (i) all its obligations under the Securities and this Indenture (“legal defeasance option”), and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) its obligations under Section 4.5 and Section 4.14, and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants shall no longer constitute a Default or an Event of Default under Section 6.1(3) (clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Securities shall be unaffected thereby.  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.  If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor shall be released from its obligations with respect to its Subsidiary Guarantee, and any security for the Securities (other than the trust referred to in Section 8.2(1)) shall be released.

If the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default.  If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Section 6.1(3).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)           Notwithstanding the provisions of Section 8.1(a) and Section 8.1(b), the obligations of the Company in Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 2.10, Section 4.1, Section 4.15, Section 4.16, Section 4.17, Section 4.19, Section 7.7, Section 7.8 and in this Article VIII shall survive until the Securities have been paid in full.  Thereafter, the obligations of the Company in Section 7.7, Section 8.4 and Section 8.5 shall survive.

Section 8.2	Conditions to Defeasance

The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1)           the Company irrevocably deposits in trust with the Trustee for the benefit of the Holders money in U.S. dollars or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Securities to their Stated Maturity or redemption, as the case may be;

(2)           the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Securities to maturity;

(3)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(4)           such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(5)           in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary exceptions, qualifications and exclusions) in the United States stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the Issue Date there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred;

(6)           in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary exceptions, qualifications and exclusions) in the United States to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(7)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to legal defeasance or covenant defeasance, as the case may be, have been complied with.

SECTION 1.02	Amendment of Definitions; Cross-References.

Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof.  Notwithstanding any provision in the Indenture to the contrary, each cross-reference to the sections of the Indenture that is eliminated as a result of the amendments set forth in Article One of this Supplemental Indenture, as in effect immediately prior to this Supplemental Indenture becoming operative, shall be of no further force or effect.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01	Effect of Supplemental Indenture.

Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects.  From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.  Every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.  The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.  Notwithstanding the preceding sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of a majority of the outstanding principal amount of Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur.  The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

SECTION 2.02	Governing Law.

THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES.

SECTION 2.03	No Representations by Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.  This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms set forth in the Indenture with the same force and effect as if those terms were repeated at length herein and made applicable to the Trustee with respect hereto.

SECTION 2.04	Multiple Originals; Counterparts.

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.  This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

SECTION 2.05	Headings.

The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.

POGO PRODUCING COMPANY LLC

By:	/s/ Winston M. Talbert

Name:	Winston M. Talbert
Title:	Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
AS TRUSTEE

By:	/s/ Marcella Burgess

Name:	Marcella Burgess
Title:	Assistant Vice President